Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-102919 and 333-193608) on Form S-8 of Nobility Homes, Inc., of our report dated January 27, 2017, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Nobility Homes, Inc., for the year ended November 5, 2016.

/s/ WithumSmith+Brown, PC

Orlando, Florida

January 27, 2017